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                                                                    EXHIBIT 12.1

CONSOLIDATED NATURAL GAS COMPANY
RATIO OF EARNINGS TO FIXED CHARGES
(Dollars in Millions)

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
                                               Years ended December 31,
                                          -------------------------------------
                                           2001    2000   1999    1998    1997
                                          ------  ------ ------  ------  ------
Earnings, as defined:
 Earnings before income taxes and
  minority interests in consolidated
  subsidiaries........................... $604.0  $360.4 $210.3  $427.4  $475.2
 Distributed income from unconsolidated
  investees, less equity in earnings.....   (5.8)   13.1  (12.4)   (1.9)    1.6
 Fixed charges included in the
  determination of net income............  170.2   184.1  148.6   137.0   122.4
                                          ------  ------ ------  ------  ------
  Total earnings, as defined............. $768.4  $557.6 $346.5  $552.5  $599.2
                                          ======  ====== ======  ======  ======
Fixed charges, as defined:
 Interest charges........................ $181.1  $172.8 $136.9  $126.4  $112.7
 Rental interest factor..................   11.1    11.3   11.7    10.6     9.7
                                          ------  ------ ------  ------  ------
 Total fixed charges, as defined......... $192.2  $184.1 $148.6  $137.0  $122.4
                                          ======  ====== ======  ======  ======
Ratio of Earnings to Fixed Charges.......   4.00    3.03   2.33    4.03    4.90
                                          ======  ====== ======  ======  ======
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